BAKER & DANIELS
               300 North Meridian Street, Suite 2700
                   Indianapolis, Indiana  46204
                          (317) 237-0300



December 28, 1995


IWC Resources, Inc.
1220 Waterway Boulevard
Indianapolis, Indiana  46202

Gentlemen:

          We have examined the corporate records and proceedings of IWC Resources, Inc., an Indiana corporation (the "Company"), with respect to
(a) the organization of the Company, and (b) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, reservation for issuance, validity and nonassessability of the 1,000,000 shares of common stock of the Company (the "Common Stock") that may be issued under the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). The offering of such shares is being registered pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), in connection with which this opinion is given.

          Based upon such examination, we are of the opinion that:

          1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

          2. When the Registration Statement shall have become effective and the shares of Common Stock offered pursuant thereto have been issued and sold in accordance with the terms of the Plan, such shares will be validly authorized, legally issued, and fully paid and nonassessable.

                              Yours very truly,

                              /s/ Jeffrey M. Stautz

                              Jeffrey M. Stautz


                             EXHIBIT 5